Exhibit 10.7

Management Committee of Aggregating Area of Taizhou Bay

Circulating Economic Productions Industries (Gaoxin Zone and Luxin Resort Zone)

Chuang-Yao Biotech Pharmaceutical Co., Ltd.

Jianyong Biotechnology Herbal Medicine Project

Investment Cooperation Agreement

Taizhou, China

September 2019

Investment Cooperation Agreement

Party A:	Management Committee of Aggregating Area of Taizhou Bay Circulating Economic Productions Industries (Gaoxin Zone and Luxin Resort Zone)

Party B:	Chuang-Yao Biotech Pharmaceutical Co., Ltd.

Under the principle of equality and mutual benefit making common development, establish the following agreement according to the “Contract Act” and related legal laws and regulations, as well as the cooperation agreement framework set forth before, for both parties to obey therewith.

Articles 1:	Party B performs the production and sales of MCS-2 herbal medicine at the Aggregating Area. The total investment is approximate RMB 7.2 billion, the land used thereof is approximate 1,540 are (based on the land transfer contract). The project is performed in two stages. The stage 1 uses approximate 40 are and the total investment is approximate RMB 200 million, of which the fixed assets shall exceed RMB 180 million (the investment strength shall exceed RMB 4.5 million/are), the annual tax charged is above RMB 15.44 million (the average tax income is above RMB 386,000 per are). The stage 2 uses approximate 1,500 are and the total investment is approximate RMB 7 billion. The specific items are to be established after the stage 1 project is received.

Article 2:	The project performed in the Aggregating Area of Taizhou Bay shall comply with the requirements of industrial orientation of Aggregating Area of Taizhou Bay Circulating Economic Productions Industries, the investment guideline index and norm of approved industry. The project’s volume rate and energy consumption shall meet the required standard; the project shall comply with the approving standard of ecosystem in the Aggregating Area of Taizhou Bay; the production process shall comply with the control requirements of environmental evaluation planning (specific details see Document TAI-GI-FA No. 70 [2018]).

Article 3:	Party B shall deposit the performance bond of RMB 100 million within 5 days after the development agreement of “standard land” is signed.

Article 4:	Party B commits that the factory in this project is to exclusively produce herbal medicines; no organic solvent is used and no chemical reaction is made during the production process.

Article 5:	Party B shall perform sub-account management on the construction fund of this project; the worker wage and construction cost shall be paid to the construction unit separately. Party B shall be the related construction market behaviors and shall not divide the project into several sub-contracts, nor sub-contract the project to the unqualified construction units for construction. While signing the construction contract with the construction units, Party B shall use the Taizhou standard construction contract example. Party B shall follow the quality and safety level of provision, city and aggregating area to supervise the construction unit performing construction works.

Article 6:	Within one year after company registration, Party B shall collect RMB 30 million investment fund; Party B promises to deposit all taxes and fees to the Aggregating Area of Taizhou Bay.

Article 7:	Part B sells the 40-are industrial land in term of “standard land”, the selling price is RMB 400,000 per are.

Article 8:	the project target land is located at the zone east of Jiaojin Road, north of the stadium (the specific location is based on the red line marked on the issued map), the land is to be sold as it is, the unit land price shall not exceed RMB 400,000 per are (excluding the fee of road greening charges), which doesn’t include the fee charged for the infrastructural facility of city administration.

Article 9:	Party B agrees the following construction articles: 1. The volume rate of industrial land P 1.5; 2. Production construction deadline: 3 years; 3. Ratio of dormitory land: the non-production land area shall not exceed 7% of total project land, ratio of non-production building land area shall not exceed 15% of the total project building land area; if the dormitory building area exceeds 50% of the non-production building land area, the non-production building land area can increase to 25% of the total project building land area.

Article 10:	Government Policy supporting

1.	After Party B has obtained MCS-2 herbal medicine production factory project land, signed the land transfer contract and deposited the respective land-transfer cost, Party A will subsidize RMB 12 million to Party B with one month. After the construction of project factory is complete and passed the acceptance inspection, entering the production stage, Party A will subsidize RMB 10 million to Party B within one month. After Party B has obtained the approval of MCS-2 new medicine registration and the permission of production of MCS-2 medicine, Party A will subsidize RMB 20 million to Party B within one month. The aforesaid subsidies can be paid through the industry supporting fund.

2.	Since the 3rd year after the MCS-2 herbal medicine factory has started the production process, Party A will subsidize 100% of the amount paid to the Aggregating Area by Party B back to Party B in the first three years. After the subsequent two years, Party A will subsidize 50% of the amount paid to the Aggregating Area by Party B back to Party B.

3.	Party B enjoys the talents-supporting policy in Taizhou City and the Aggregating Area.

Article 11:	Party B promises that after obtaining the project land, it shall hold the entire land without dividing it or transferring it to a third party.

Article 12:	Party A will try best to provide good service on the project application process of Party B and satisfy the needs for project progress.

Article 13:	Party A shall complete the road access, electricity supply, water supply, fuel gas supply, commission system, sewage system and drain system; all pipelines shall be installed by the project land area marked by red line to satisfy the construction requirements of Party B.

Article 14:	After this Agreement is signed, Party B can perform survey and design works in the pre-construction stage.

Article 15:	Party B promises that after entering the area, it will further increase the production equipment and facility.

Article 16:	If Party B fails to perform the provisions stated in the “Contract of Right of Use for State-Owned Construction Land” and this project investment agreement, it shall not enjoy the related favorable policy in Taizhou City and the Aggregating Area.

Article 17:	This Agreement is a appendix of the “Contract of Right of Use for State-Owned Construction Land”, which has equal legal rights of the land-transfer contract; for the others not specified in above, both parties shall make other negotiating agreements.

Article 18:	Party B shall submit the draft of project grand plan view within 60 days after this Agreement is signed.

Article 19:	This Agreement is made in 6 copies; both parties hold one copy each, the other copies are filed in the related departments.

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Party A:	Party B:

Legal representative (or authorized one)	Legal representative (or authorized one)

Date: September 12, 2019